Exhibit 99.1

Eidos Therapeutics Confirms Receipt of Non-Binding Proposal from BridgeBio Pharma to Acquire Shares

Forms Special Committee of Independent and Disinterested Directors to Review Proposal

Advises Stockholders Take No Action at this Time

SAN FRANCISCO—(BUSINESS WIRE)—Aug. 12, 2019— Eidos Therapeutics, Inc. (Nasdaq:EIDX) (the “Company”) today confirmed that it has received a non-binding proposal dated August 8, 2019 (the “Proposal”) from BridgeBio Pharma, Inc., the parent entity of the Company’s majority stockholder (“BridgeBio”), to purchase all of the outstanding common stock of the Company not already owned by BridgeBio. BridgeBio currently owns, through its wholly-owned subsidiary, BridgeBio Pharma LLC, approximately 66.6% of the outstanding shares of the Company’s common stock.

According to the terms of the Proposal, which is subject to certain conditions, BridgeBio would acquire all of the shares of common stock of the Company not already owned by BridgeBio for a fixed exchange ratio of 1.30 shares of BridgeBio common stock for each share of Eidos Therapeutics common stock. A copy of the Proposal is included as Annex A to this news release.

In response to the Proposal, the Company announced that its board of directors has formed a special committee consisting of the disinterested and independent directors, Rajeev Shah and William Lis, to consider the Proposal. The special committee has retained Centerview Partners LLC as its independent financial advisor and Cravath, Swaine & Moore LLP as its independent legal advisor to assist it in considering the Proposal.

The board of directors noted that it has only recently received the Proposal and that no decisions have been made with respect to the Company’s response to the proposed transaction. The special committee intends to carefully consider the Proposal with the assistance of its outside financial and legal advisors. There can be no assurance that any definitive agreement will be executed, or that the proposed transaction or any other transaction will be approved or consummated. The Company does not intend to comment on or disclose further developments regarding the special committee’s consideration of the Proposal unless and until it deems further disclosure is appropriate or required.

The Company’s stockholders are advised to take no action at this time.

About Eidos Therapeutics, Inc.

Eidos Therapeutics, Inc. is a clinical stage biopharmaceutical company focused on addressing the large and growing unmet need in diseases caused by transthyretin (TTR) amyloidosis (ATTR). Eidos is developing AG10, a potentially disease-modifying therapy for the treatment of ATTR. For more information, please visit www.eidostx.com. BridgeBio Pharma, Inc., through its wholly-owned subsidiary, BridgeBio Pharma LLC, currently owns approximately 66.6% of the outstanding shares of common stock of Eidos.

Cautionary Note Regarding Forward-Looking Statements

This news release contains statements regarding the Proposal that may be deemed to be “forward-looking statements” within the meaning of applicable securities laws, and the Company may make related forward-looking statements on or following the date hereof. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by the Company and include the possibility that discussions with BridgeBio may not result in a transaction and the possibility that any such proposed transaction with BridgeBio may not be entered into or completed on the terms described in this news release or at all, including as a result of changes in the business or prospects of the Company or BridgeBio. As a result, undue reliance should not be placed on these forward-looking statements. Any forward-looking statements in this news release are made only as of the date of this news release. The Company does not assume any obligation to publicly update any forward-looking statements except as required by law.

Annex A

Proposal

August 8, 2019

Board of Directors Eidos Therapeutics, Inc.

101 Montgomery Street, Suite 2550

San Francisco CA, 94104

Dear Members of the Board of Directors:

BridgeBio Pharma Inc. (“BridgeBio” or “Parent”) is pleased to submit this non-binding proposal to acquire all of the outstanding shares of stock of Eidos Therapeutics, Inc. (the “Company” or “Eidos”) that are not owned by BridgeBio for a fixed exchange ratio of 1.30 BridgeBio shares for each share of Eidos.

We believe that our Proposal represents an extremely attractive value to the Company’s public stockholders. Based on the closing price of BridgeBio shares as of 8/7/2019, the Proposal values each Eidos share at $38.31, which is a 20.9% premium to the closing price of Eidos shares as of 8/7/2019. According to 34 recent precedent minority buy-in deals, the median purchase premium is ~15% for all stock deals (data from Dealogic, public filings, Factset, and Bloomberg). This offer is attractive based both on intrinsic value and comparable considerations.

As stockholders of BridgeBio, the Company’s stockholders would have the opportunity to benefit from and participate in continued upside in Eidos while diversifying their investment through exposure to the broad portfolio of assets being developed by BridgeBio. This may be important to current investors, especially given the dearth of M&A in the cardiovascular area thereby limiting opportunities for liquidity and diversification.

Our Proposal should not be construed as indicating an interest in participating in any alternative change of control transaction involving the Company. BridgeBio, in its capacity as a stockholder of the Company, has no interest in selling control of the Company.

Our Proposal is subject to the approval of the Company’s Board of Directors and the negotiation and execution of mutually acceptable definitive transaction documentation. It is our expectation that a special committee of independent directors appointed by the Company’s Board of Directors will consider our Proposal and make a recommendation to the Company’s Board of Directors. We will not move forward with the Proposal unless it is approved by such a special committee, as advised by independent legal and financial advisors. In addition, our Proposal will be subject to a non-waivable condition requiring the approval of a majority of the aggregate voting power represented by the shares of common stock that are not owned by BridgeBio.

This Proposal is a non-binding expression of interest only and does not constitute an offer subject to binding acceptance, and we reserve the right to withdraw or modify our Proposal at any time. No legal obligation with respect to the Proposal or any other transaction shall arise unless and until we have executed definitive transaction documentation between us and the Company.

We are available at your convenience to discuss any aspects of our Proposal.

Sincerely,

/s/ Brian Stephenson

Brian Stephenson

CFO, BridgeBio Pharma, Inc.

Company Contacts:

For Media:

Carolyn Hawley, Canale Communications, (619) 849-5382, carolyn@canalecomm.com

For Investors:

John Grimaldi, Burns McClellan, (212) 213-0006, jgrimaldi@burnsmc.com

Special Committee Contact:

Steve Frankel / Annabelle Rinehart, Joele Frank, Wilkinson Brimmer Katcher, (212) 355-4449